CONSENT OF INDEPENDENT AUDITORS






         We consent to the incorporation by reference in a Registration Statement on Form S-8 pertaining to an aggregate of 130,000 shares of common stock, $.0001 par value, of Whitestone Industries, Inc. issued to TLD3 Investment Group, Inc. pursuant to a certain consulting agreement dated January 1, 1996, to which this consent is intended to be annexed as Exhibit No. 23.2, of our report dated March 20, 1996, with respect to the financial statements of Whitestone Industries, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 1995.



                                            /s/FELDMAN RADIN & CO.,P.C.
                                            ----------------------------
                                            FELDMAN RADIN & CO., P.C.
                                            Certified Public Accountants


New York, New York
June 3, 1996